FIRST CHARTER CORPORATION

                 RESTRICTED STOCK AWARD PROGRAM


     THIS RESTRICTED STOCK AWARD PROGRAM (the "Program") is adopted on the 25th day of April, 1995 by First Charter Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of North Carolina and having its principal place of business in Cabarrus County, North Carolina, to provide an incentive to certain key employees, including employees who also serve as directors of the Corporation or a Subsidiary (as hereinafter defined), through the acquisition of an equity interest in the Corporation. When selecting the employees eligible to participate in this Program the Named Fiduciary (as defined in Section 11(c) hereof) will consider, among other criteria, the position and responsibilities of the employee, the value of the employee's services to the Corporation and other such factors as the Named Fiduciary deems pertinent, and each employee selected to participate in the Program (individually referred to hereafter as a "Participant") will enter into a separate written agreement between the Corporation and the Participant (hereinafter referred to as an "Agreement").

                      W I T N E S S E T H:

     WHEREAS, each Participant is currently, and will be at the date of an award, employed by the Corporation or First Charter National Bank, a wholly owned subsidiary of the Corporation, or such other subsidiary of the Corporation as may be in existence at such time (each, a "Subsidiary"), as an executive and management employee and, as such, is considered to be a member of a select group of management of the Corporation or a Subsidiary and/or a highly compensated employee; and

     WHEREAS, the Corporation desires to provide deferred compensation to the Participants, the amount of which is directly related to the Corporation's continued financial success, in order to provide an additional incentive to the Participants;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions as will be set forth in the respective Agreements and hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation hereby states:

     1. PURPOSE. The purpose of the Program is to provide deferred compensation and additional equity participation to each Participant based upon the award of shares of the Corporation's common stock, $5.00 par value (the "Common Stock"). The shares of Common Stock that may be granted to the Participants hereunder are referred to collectively as the "Restricted Stock". The Program is also intended to benefit the Corporation by creating an additional incentive for the Participants. The awards of Restricted Stock hereunder are a matter of separate inducement and are not in lieu of any salary or other compensation for the service of any key employee.

     2. SHARES. The aggregate amount of Common Stock that may be awarded to Participants under the Program is 300,000 shares.
Any grant of shares of Restricted Stock will be made from authorized but unissued shares of Common Stock of the Corporation.

     3. EFFECTIVE DATE. The Effective Date for this Program is April 25, 1995, or such other date as the Program may be approved by the shareholders of the Corporation. The Effective Date for each individual Participant is the Participant's Effective Date as indicated in the Agreement signed by each Participant, which is incorporated herein and made an integral part of this Program.

     4.   GRANT AND VESTING OF RESTRICTED STOCK.

          4.1. GRANT. The Named Fiduciary may from time to time grant to a Participant shares of Restricted Stock, with the number of any such shares so granted and the terms and conditions of such grant being indicated in such Participant's Agreement. The Restricted Stock will be granted based upon and at all times subject to the provisions, conditions and restrictions in such Participant's Agreement and shall entitle the Participant to the rights set forth in this Program.

          4.2. VESTING. Subject at all times to the provisions of Section 4.4, the Restricted Stock may vest in a Participant on the basis of the number of Vesting Credits which such Participant accumulates during the Vesting Period. A Vesting Credit shall accrue on the basis of the Corporation's fiscal year, or the fiscal year plus one or more other factors, or any combination of factors, as indicated in the Participant's Agreement.

     For purposes of this Program the following definitions shall control:

     "Vested Percentage" shall be a percentage determined on the basis of the number of the Participant's Vesting Credits as specified in the Participant's Agreement.

     A "Vesting Credit" shall accrue for each Year beginning with the first Year ending after the Participant's Effective Date at the end of which the Participant is serving as a full-time employee of the Corporation or a Subsidiary and during which the Participant meets the business performance requirements, if any, as specified in the Participant's Agreement.

     "Vesting Period" shall mean the Years during which a Participant may accrue one or more Vesting Credits. No additional vesting shall accrue after the expiration of the Vesting Period, and all unvested Shares shall become the property of the Corporation pursuant to Section 4.3 at the end of the Vesting Period.

     "Year" shall mean the fiscal year utilized by the Corporation for federal income tax purposes.

          4.3. UNVESTED SHARES. All Shares in which the Participant does not become vested pursuant to Sections 4.2 and
4.4 hereof shall be the property of the Corporation upon the first to occur of the end of the Participant's employment with the Corporation or a Subsidiary or the expiration of the Vesting Period, and the Participant shall cease to have any rights with respect thereto.

          4.4. ACCELERATED VESTING. In the event that a Participant's employment with the Corporation ends due to the Participant's death, disability (as defined in the First Charter Corporation Comprehensive Stock Option Plan) or retirement with the consent of the Corporation, or because the Corporation undergoes a "Change in Control" (as hereinafter defined), then the Participant's Vested Percentage shall be one hundred percent (100%), regardless of the Participant's Vesting Credit. For purposes of this Program, a "Change in Control" shall mean (i) the consummation of a merger, consolidation, share exchange or similar transaction of the Corporation with any other corporation as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation;
(ii) the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation; (iii) in the absence of a prior expression of approval by the Board of Directors of the Corporation, the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, or group including a person, who beneficially owned, as of the effective date of the Program, more than 5% of the Corporation's securities; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of the Corporation by any person, company or other entity.

     5. RIGHTS IN UNVESTED SHARES OF RESTRICTED STOCK. Prior to the vesting of shares of Restricted Stock, a Participant may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of, grant a security interest in or encumber any of such shares of Restricted Stock, and any such attempted disposition or encumbrance shall be void and unenforceable against the Corporation. Subject to the provisions of Section 4.3 hereof, a Participant shall, however, be entitled to any voting rights with respect to such shares of Restricted Stock and shall be entitled to receive any cash dividends made with respect to such shares of Restricted Stock. Any shares issued by the Corporation pursuant to a stock dividend or stock split in respect of shares of Restricted Stock prior to the vesting of such shares of Restricted Stock shall be subject to the same vesting and other restrictions, terms and conditions under the Program and the Participant's Agreement as the shares of Restricted Stock in respect of which the shares are issued.

     6. CERTIFICATES, ETC. The Corporation shall issue a certificate representing a Participant's shares of Restricted Stock as soon as practicable following execution by such Participant of his or her Agreement. The certificate representing all of the unvested shares of Restricted Stock issued to a Participant shall have endorsed across the face or back thereof a legend substantially in the following form: "The shares of stock represented by this certificate are subject to the terms and conditions of the First Charter Corporation Restricted Stock Award Program dated April 25, and a Restricted Stock Award Agreement entered into between the Corporation and the holder of this certificate, which program and agreement are on file with the Secretary of the Corporation. The shares of stock represented by this certificate may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered except in accordance with the provisions of such program and agreement." Prior to the vesting of such shares of Restricted Stock in accordance with the provisions hereof and of the Participant's Agreement, the certificate representing such shares may be held by the Corporation or First Charter National Bank, as custodian, on behalf of such Participant. The Named Fiduciary may require a Participant to execute and deliver to the Corporation stock powers with respect to the shares of Restricted Stock to be held by the custodian.

     The Corporation may issue such "stop transfer" instructions as it determines to be necessary or appropriate to implement the provisions of a Participant's Agreement with respect to such Participant's Restricted Stock.

     7. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The total number of shares of Restricted Stock granted, or which may be granted, under the Program shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock or from a reclassification of the Common Stock.
Such adjustments shall be determined by the Board of Directors of the Corporation in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise result. The grant or award of shares of Restricted Stock under the Program shall not affect in any way the right or power of the Corporation or any Subsidiary to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

     8. ANNUAL STATEMENT. On or before ninety (90) days after the end of each calendar year, the Corporation shall furnish a written statement to each Participant indicating the Vested Percentage of such Participant's Restricted Stock as of the end of such calendar year.

     9. INDEMNIFICATION AND EXPENSES. All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation. In addition to and consistent with such other rights of indemnification as they may have, any individual or group of individuals appointed by the Corporation to administer the Program shall be indemnified by the Corporation, individually and jointly, against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Program or any award of Restricted Stock granted pursuant thereto and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of the judgment in any action, suit or proceeding; provided, that upon institution of any such action, suit or proceeding, the person desiring indemnification shall give the Corporation an opportunity, at the expense of the Corporation to handle and defend the same.

     10.  COMPLIANCE WITH LAWS AND REGULATIONS.   The shares of
Restricted Stock that may be granted hereunder and the obligation of the Corporation to deliver such shares is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any governmental or regulatory agencies as may be required. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Exchange Act. To the extent that any provision of the Program or a Participant's Agreement or action by the Named Fiduciary fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Named Fiduciary.

     11.  MISCELLANEOUS PROVISIONS.

          (a) Nothing contained in this Program or in a Participant's Agreement, and no action taken pursuant to the provisions hereof or thereof by any party hereto or thereto, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation or any Subsidiary, on the one hand, and a Participant, any beneficiary or any other person, on the other.

          (b) Nothing contained in this Program or in a Participant's Agreement shall be construed to be a contract of employment for any term of years or as conferring upon a Participant the right to continue in the employ of the Corporation or a Subsidiary in any capacity. It is expressly understood by the Corporation and each Participant that the Program and such Participant's Agreement relate exclusively to additional compensation for such Participant's services, payable as set forth herein, and are not intended to be an employment contract.

          (c) The Program will be administered by a committee of the Board of Directors of the Corporation consisting of all members of such Board of Directors who constitute "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act, which committee shall be designated as the Named Fiduciary of this Program. Subject to the provisions of this Program, the Named Fiduciary will have authority, in its sole discretion, to determine which key employees of the Corporation and its Subsidiaries shall be Participants in the Program; any individual or corporate performance goals applicable to a Participant; the number of shares of Restricted Stock to be awarded to a Participant, if any; the restrictions to be applicable to such shares of Restricted Stock; and all other terms of the award of Restricted Stock, which need not be the same for all Participants. The Named Fiduciary also shall have full power and authority to interpret, construe and administer this Program. The Named Fiduciary shall, in no event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction, or administration of this Program, so long as such action or omission to act is made in good faith. Such committee, when acting as the Named Fiduciary, shall operate in accordance with the bylaws of the Corporation in all respects, including but not limited to provisions regarding quorums and voting by the Board of Directors or a committee thereof.

          (d) The Corporation or a Subsidiary, as the case may be, may deduct any taxes or other liabilities required by law to be withheld with respect to the grant or vesting of any shares of Restricted Stock hereunder. The grant or vesting of such shares of Restricted Stock is subject to the condition that such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Corporation. If so set forth in a Participant's Agreement, a Participant may satisfy any such withholding requirement by electing to have a number of shares withheld from the shares of Restricted Stock otherwise issuable upon the granting or vesting of such Restricted Stock, as the case may be, equal in value to the aggregate withholding tax or other liabilities. The value of a share of Restricted Stock shall be determined by reference to the closing price of the Common Stock (as of the date immediately preceding the date as of which such withholding amount is required to be determined) if the Common Stock is listed on a national securities exchange or reported on the NASDAQ National Market; or the average of the closing bid and asked prices for the Common Stock in the over-the-counter market as reported by the NASDAQ Stock Market for such date if the Common Stock is not listed on a national securities exchange or the NASDAQ National Market; or the fair value thereof determined in good faith by the Board of Directors of the Corporation if the Common Stock is not listed on a national securities exchange or reported or quoted on the NASDAQ National Market or the NASDAQ Stock Market.

          (e) The Program may be amended, modified, terminated or suspended by the Named Fiduciary in its sole discretion at any time and in any respect as deemed in the best interest of the Corporation; provided that no such amendment or modification hereto shall (i) increase the number of shares of Common Stock which may be awarded as Restricted Stock under the Program or (ii) without the consent of a Participant, reduce the amount of any benefit or adversely change the terms and conditions as specified in such Participant's Agreement with respect to any outstanding shares of Restricted Stock. The Board of Directors of the Corporation shall submit any amendments to the Program to the shareholders of the Corporation for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Exchange Act.

          (f) This Program shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Participant, his or her successors, assigns, heirs, personal representative, and beneficiaries.

          (g) Any notice, consent, or demand required or permit-ted to be given under the provisions of this Program shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed, (i) if to the Named Fiduciary, to First Charter Corporation, 22 Union Street, North, Concord, North Carolina 28025, Attention:
     Chief Financial Officer; (ii) if to the Participant, to the address shown in the Agreement; and (iii) if to another party, to such party's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed to be the date of the notice, consent or demand.
     A party may designate a different address for notices by giving the other party written notice to such effect in the manner hereinabove prescribed.

          (h) Words used herein in the masculine gender shall be read in the feminine or neuter whenever the context so requires.

          (i) This Program and the rights of the Corporation and Participant shall be governed by and construed in accordance with the laws of the State of North Carolina.

          (j) The underlying captions set forth in this Program at the beginning of the various divisions hereof are for convenience of reference only and shall not be deemed to define or limit the provisions thereof or to affect in any way their construction and application.

          (k)  A Participant may not assign any rights hereunder.

          (l) The invalidity of any provision of the Program or any Agreement shall not in any manner affect the validity of any other provisions contained herein or therein, and each and every provision of the Program and any Participant's Agreement shall be enforceable regardless of the invalidity, if any, of any other provision contained therein. In the event that it should be finally judicially determined at any time that the Program, or a particular grant of Restricted Stock, is invalid because of the length of its duration, then, in that event and in that event only, the Program shall remain in full force and effect for such period as, in view of all the circumstances, shall be deemed reasonable by the court passing thereon.

          (m) If, under any provision of the Program which requires a computation of the number of Shares, the number so computed is not a whole number, such number shall be rounded down to the next whole number.

          (n) The Program and each respective Agreement set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the shares of Restricted Stock with respect to each Participant.

          (o) The Corporation represents that by proper corporate action it has been authorized to enter into and be bound by this Program.

     IN WITNESS WHEREOF, the Corporation has executed this Program as of the day and year first above written.